TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in millions of Canadian dollars except per share amounts)
	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Unaudited		(Restated)*		(Restated)*

Revenues (Note 8)	623	522	1,705	1,564
Fuel and purchased power (Note 9)	260	191	648	508
Gross margin	363	331	1,057	1,056
Operations, maintenance, and administration (Note 9)	128	118	376	379
Depreciation and amortization	124	122	382	390
Asset impairment charges (reversals) (Note 10)	(18)	(41)	(18)	324
Inventory writedown (reversal) (Note 18)	5	(8)	21	34
Restructuring provision (Note 21)	(1)	-	(3)	-
Taxes, other than income taxes	7	8	22	22
Operating income (loss)	118	132	277	(93)
Finance lease income	11	1	34	5
Equity income (loss) (Note 11)	2	-	(5)	(5)
Sundance Units 1 and 2 return to service (Note 5)	(15)	(7)	(15)	(254)
Gain on sale of assets (Note 6)	-	-	10	3
Other income	-	-	-	1
Foreign exchange gain (loss)	(6)	2	(2)	(7)
Loss on assumption of pension obligations (Note 4)	-	-	(29)	-
Gain on sale of collateral (Note 7)	-	15	-	15
Net interest expense (Notes 12 and 16)	(65)	(58)	(190)	(182)
Earnings (loss) before income taxes	45	85	80	(517)
Income tax expense (Note 13)	48	14	41	91
Net earnings (loss)	(3)	71	39	(608)

Net earnings (loss) attributable to:
TransAlta shareholders	-	64	23	(633)
Non-controlling interests	(3)	7	16	25
	(3)	71	39	(608)

Net earnings (loss) attributable to TransAlta shareholders	-	64	23	(633)
Preferred share dividends (Note 25)	9	8	28	21
Net earnings (loss) attributable to common shareholders	(9)	56	(5)	(654)
Weighted average number of common shares outstanding in the period (millions)	266	234	262	229

Net earnings (loss) per share attributable to common shareholders, basic and diluted	(0.03)	0.24	(0.02)	(2.86)

* See Note 2 for prior period restatements.
See accompanying notes.

TRANSALTA CORPORATION / Q3 2013 1

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions of Canadian dollars)

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Unaudited		(Restated)*		(Restated)*

Net earnings (loss)	(3)	71	39	(608)
Net actuarial gains (losses) on defined benefit plans, net of tax(1)	17	(4)	28	(26)
Losses on derivatives designated as cash flow hedges, net of tax(2)	-	(5)	-	(7)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(3)	-	2	1	3
Total items that will not be reclassified subsequently to net earnings	17	(7)	29	(30)

Gains (losses) on translating net assets of foreign operations	(16)	(49)	16	(36)
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(4)	15	36	(14)	25
Gains (losses) on derivatives designated as cash flow hedges, net of tax(5)	(47)	(25)	(20)	(14)
Reclassification of (gains) losses on derivatives designated as cash flow hedges to net earnings, net of tax(6)	35	62	(4)	14
Other comprehensive income (loss) of equity investees, net of tax(7)	-	(2)	-	(2)
Total items that will be reclassified subsequently to net earnings	(13)	22	(22)	(13)
Other comprehensive income (loss)	4	15	7	(43)
Total comprehensive income (loss)	1	86	46	(651)

Total comprehensive income (loss) attributable to:
Common shareholders	5	78	23	(670)
Non-controlling interests	(4)	8	23	19
	1	86	46	(651)
* See Note 2 for prior period restatements.
(1) Net of income tax expense of 6 and 10 for the three and nine months ended Sept. 30, 2013 (2012 - 2 and 10 recovery), respectively.
(2) Net of income tax of nil for the three and nine months ended Sept. 30, 2013 (2012 - 3 and 3 recovery), respectively.
(3) Net of income tax recovery of nil and 1 for the three and nine months ended Sept. 30, 2013 (2012 - 1 and 1 recovery), respectively.
(4) Net of income tax expense of 2 and 2 recovery for the three and nine months ended Sept. 30, 2013 (2012 - 5 and 3 expense), respectively.
(5) Net of income tax recovery of 22 and 26 for the three and nine months ended Sept. 30, 2013 (2012 - 4 and 6 expense), respectively.
(6) Net of income tax recovery of 8 and 3 for the three and nine months ended Sept. 30, 2013 (2012 - 9 recovery and 13 expense), respectively.
(7) Net of income tax of nil for the three and nine months ended Sept. 30, 2013 (2012 - 1 and 1 recovery), respectively.

See accompanying notes.

TRANSALTA CORPORATION / Q3 2013 2

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions of Canadian dollars)

	Sept. 30, 2013	Dec. 31, 2012	Jan. 1, 2012
Unaudited		(Restated)*	(Restated)*
Cash and cash equivalents (Note 17)	55	27	49
Accounts receivable	457	597	541
Current portion of finance lease receivable	3	2	3
Collateral paid (Note 16)	19	19	45
Prepaid expenses	24	7	8
Risk management assets (Notes 15 and 16)	104	201	391
Inventory (Note 18)	103	93	92
Income taxes receivable	6	3	2
	771	949	1,131
Investments (Note 11)	183	172	193
Long-term receivable	-	-	18
Long-term portion of finance lease receivable	365	357	42
Property, plant, and equipment (Note 19)
Cost	11,878	11,481	11,386
Accumulated depreciation	(4,740)	(4,437)	(4,115)
	7,138	7,044	7,271

Goodwill	447	447	447
Intangible assets	280	284	276
Deferred income tax assets	55	50	169
Risk management assets (Notes 15 and 16)	199	69	99
Other assets (Note 20)	97	90	90
Total assets	9,535	9,462	9,736

Accounts payable and accrued liabilities	453	495	463
Current portion of decommissioning and other provisions (Note 21)	20	33	99
Collateral received (Note 16)	-	2	16
Risk management liabilities (Notes 15 and 16)	79	167	208
Income taxes payable	12	6	22
Dividends payable (Notes 24 and 25)	81	75	67
Current portion of finance lease obligation (Note 4)	8	-	-
Current portion of long-term debt (Notes 15, 16, and 22)	518	607	316
	1,171	1,385	1,191
Long-term debt (Notes 15, 16, and 22)	3,599	3,610	3,721
Finance lease obligation (Note 4)	18	-	-
Decommissioning and other provisions (Note 21)	295	279	283
Deferred income tax liabilities	418	433	486
Risk management liabilities (Notes 15 and 16)	290	106	142
Deferred credits and other long-term liabilities (Note 23)	280	301	281
Equity
Common shares (Note 24)	2,887	2,726	2,273
Preferred shares (Note 25)	781	781	562
Contributed surplus	9	9	9
Retained earnings (deficit)	(591)	(362)	524
Accumulated other comprehensive loss (Note 26)	(136)	(136)	(94)
Equity attributable to shareholders	2,950	3,018	3,274
Non-controlling interests (Note 14)	514	330	358
Total equity	3,464	3,348	3,632
Total liabilities and equity	9,535	9,462	9,736

* See Note 2 for prior period restatements.
Contingencies (Note 27)
Commitments (Note 28)
Subsequent events (Note 31)

See accompanying notes.
TRANSALTA CORPORATION / Q3 2013 3

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions of Canadian dollars)

9 months ended Sept. 30, 2013
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained deficit	Accumulated other comprehensive income (loss)(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2012	2,726	781	9	(362)	(136)	3,018	330	3,348
Net earnings (loss)	-	-	-	23	-	23	16	39
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	2	2	-	2
Net gains (losses) on derivatives designated as cash flow hedges, net of tax	-	-	-	-	(30)	(30)	7	(23)
Net actuarial gains on defined benefits plans, net of tax	-	-	-	-	28	28	-	28
Total comprehensive income				23	-	23	23	46
Common share dividends	-	-	-	(228)	-	(228)	-	(228)
Preferred share dividends	-	-	-	(28)	-	(28)	-	(28)
Formation of TransAlta Renewables Inc. (Note 3)	-	-	-	4	-	4	206	210
Distributions to non-controlling interests	-	-	-	-	-	-	(45)	(45)
Common shares issued	161	-	-	-	-	161	-	161
Balance, Sept. 30, 2013	2,887	781	9	(591)	(136)	2,950	514	3,464

9 months ended Sept. 30, 2012
(Restated)*
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained earnings (deficit)	Accumulated other comprehensive income (loss)(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2011	2,273	562	9	524	(94)	3,274	358	3,632
Net loss	-	-	-	(633)	-	(633)	25	(608)
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	(11)	(11)	-	(11)
Net gains (losses) on derivatives designated as cash flow hedges, net of tax	-	-	-	-	2	2	(6)	(4)
Net actuarial losses on defined benefits plans, net of tax	-	-	-	-	(26)	(26)	-	(26)
Other comprehensive loss of equity investees	-	-	-	-	(2)	(2)	-	(2)
Total comprehensive income				(633)	(37)	(670)	19	(651)
Common share dividends	-	-	-	(198)	-	(198)	-	(198)
Preferred share dividends	-	-	-	(21)	-	(21)	-	(21)
Distributions to non-controlling interests	-	-	-	-	-	-	(42)	(42)
Common shares issued	404	-	-	-	-	404	-	404
Preferred shares issued	-	219	-	-	-	219	-	219
Balance, Sept. 30, 2012	2,677	781	9	(328)	(131)	3,008	335	3,343
* See Note 2 for prior period restatements.
(1) Refer to Note 26 for details on components of, and changes in, Accumulated other comprehensive income (loss).

See accompanying notes.

TRANSALTA CORPORATION / Q3 2013 4

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Unaudited		(Restated)*		(Restated)*

Operating activities
Net earnings (loss)	(3)	71	39	(608)
Depreciation and amortization (Note 29)	141	129	425	419
Gain on sale of assets (Note 6)	-	-	-	(3)
Accretion of provisions (Note 21)	4	5	13	14
Decommissioning and restoration costs settled (Note 21)	(6)	(12)	(19)	(25)
Deferred income tax expense (Note 13)	38	1	5	82
Unrealized (gain) loss from risk management activities	(15)	77	44	102
Unrealized foreign exchange (gain) loss	4	(4)	5	7
Provisions	10	19	10	17
Asset impairment charges (reversals) (Note 10)	(18)	(41)	(18)	324
Sundance Units 1 and 2 return to service (Notes 5 and 10)	15	-	15	43
Equity (income) loss, net of distributions received (Note 11)	(2)	-	5	5
Other non-cash items	8	(12)	16	(9)
Cash flow from operations before changes in working capital	176	233	540	368
Change in non-cash operating working capital balances (Note 30)	77	(219)	61	(93)
Cash flow from operating activities	253	14	601	275

Investing activities
Additions to property, plant, and equipment (Note 19)	(160)	(173)	(442)	(485)
Additions to intangibles	(8)	(9)	(21)	(27)
Acquisition of finance lease	-	(312)	-	(312)
Addition to equity investments	-	-	(10)	-
Proceeds on sale of property, plant, and equipment (Note 19)	10	-	11	-
Proceeds on sale of assets (Note 6)	-	-	-	3
Resolution of certain outstanding tax matters	-	9	-	9
Realized gains (losses) on financial instruments	4	9	16	(1)
Net increase (decrease) in collateral received from counterparties	1	(9)	(1)	(12)
Net decrease in collateral paid to counterparties	-	18	2	27
Decrease in finance lease receivable	-	1	1	2
Other	(1)	(1)	1	(8)
Change in non-cash investing working capital balances	4	(16)	(17)	(18)
Cash flow used in investing activities	(150)	(483)	(460)	(822)

Financing activities
Net increase (decrease) in borrowings under credit facilities (Note 22)	(299)	301	(170)	514
Repayment of long-term debt (Note 22)	(3)	(307)	(8)	(312)
Dividends paid on common shares (Note 24)	(1)	(18)	(64)	(86)
Dividends paid on preferred shares (Note 25)	(9)	(7)	(28)	(21)
Net proceeds on issuance of common shares	-	292	-	293
Net proceeds on issuance of preferred shares	-	217	-	217
Net proceeds on sale of non-controlling interest in subsidiary (Note 3)	207	-	207	-
Realized gains on financial instruments	-	10	-	10
Distributions paid to subsidiaries' non-controlling interests (Note 14)	(8)	(9)	(43)	(42)
Decrease in finance lease obligation	(3)	-	(7)	-
Other	1	(1)	-	(5)
Cash flow from (used in) financing activities	(115)	478	(113)	568
TRANSALTA CORPORATION / Q3 2013 5

Cash flow from (used) in operating, investing, and financing activities	(12)	9	28	21
Effect of translation on foreign currency cash	-	1	-	1
Increase (decrease) in cash and cash equivalents	(12)	10	28	22
Cash and cash equivalents, beginning of period	67	61	27	49
Cash and cash equivalents, end of period	55	71	55	71
Cash income taxes paid (recovered)	8	(3)	33	24
Cash interest paid	39	48	158	162

* See Note 2 for prior period restatements.
See accompanying notes.

NOTES TO condensed CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1. ACCOUNTING POLICIES

A. Basis of Preparation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting using the same accounting policies as those used in TransAlta Corporation’s (“TransAlta” or “the Corporation”) most recent annual consolidated financial statements, except as outlined in
Note 2(A). These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Corporation’s annual consolidated financial statements. Accordingly, these should be read in conjunction with the Corporation’s most recent annual consolidated financial statements which is available on SEDAR at www.sedar.com.

The unaudited interim condensed consolidated financial statements include the accounts of the Corporation and the subsidiaries that it controls. Refer to the discussion on the adoption of International Financial Reporting Standards (“IFRS”) 10 Consolidated Financial Statements, found in Note 2(A) for information on the impacts of applying the new IFRS definition of control.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, which are stated at fair value.

These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results. TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs. Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower, as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim condensed consolidated financial statements were authorized for issue by the Board of Directors on
Oct. 31, 2013.

B. Use of Estimates

The preparation of these condensed consolidated financial statements in accordance with IFRS requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. These estimates are subject to uncertainty. Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation, and regulations. Refer to Note 2(W) of the 2012 annual consolidated financial statements for a more detailed discussion of the critical accounting judgments and key sources of estimation uncertainty.

TRANSALTA CORPORATION / Q3 2013 6

2. ACCOUNTING CHANGES

A. Adoption of New or Amended IFRS

On Jan. 1, 2013, the Corporation adopted the following new accounting standards that were previously issued by the International Accounting Standards Board (“IASB”):

I. IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the parts of IAS 27 Consolidated and Separate Financial Statements that deal with consolidated financial statements and Standing Interpretations Committee (“SIC”) Interpretation 12 Consolidation - Special Purpose Entities. IFRS 10 defines the principle of control, establishes control as the basis for determining when entities are to be consolidated, and provides guidance on how to apply the principle of control to identify whether an investor controls an investee. Under IFRS 10, an investor controls an investee when it has all of the following: (i) power over the investee; (ii) exposure, or rights, to variable returns from the investee; and (iii) the ability to affect those returns.

IFRS 10 was applied retrospectively by the Corporation by reassessing whether, on Jan. 1, 2013, the Corporation had control of all of its previously consolidated entities. As a result of adopting IFRS 10, no changes arose in the entities controlled and consolidated by the Corporation.

II. IFRS 11 Joint Arrangements

IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non-Monetary Contributions by Venturers. IFRS 11 provides for a principles-based approach to the accounting for joint arrangements that requires an entity to recognize its contractual rights and obligations arising from its involvement in joint arrangements. A joint arrangement is an arrangement in which two or more parties have joint control. Under IFRS 11, joint arrangements are classified as either a joint operation or a joint venture, whereas under IAS 31, they were classified as a jointly controlled asset, jointly controlled operation or a jointly controlled entity. IFRS 11 requires the use of the equity method of accounting for interests in joint ventures, whereas IAS 31 permitted a choice of the equity method or proportionate consolidation for jointly controlled entities. Under IFRS 11, for joint operations, each party recognizes its respective share of the assets, liabilities, revenues, and expenses of the arrangement, generally resulting in proportionate consolidation accounting.

IFRS 11 was applied retrospectively by the Corporation by reassessing the type of, and accounting for, each joint arrangement in existence at Jan. 1, 2013. No significant impacts resulted.

III. IFRS 12 Disclosure of Interests in Other Entities

IFRS 12 contains enhanced disclosure requirements about an entity’s interests in subsidiaries, joint arrangements, associates, and consolidated and unconsolidated structured entities (special purpose entities). The objective of IFRS 12 is that an entity should disclose information that helps financial statement users evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial statements. Disclosures arising from the adoption of IFRS 12 can be found in Notes 11, 14, and 22.

TRANSALTA CORPORATION / Q3 2013 7

IV. IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance for all fair value measurements required by other IFRS, clarifies the definition of fair value, and enhances disclosures about fair value measurements. IFRS 13 applies when other IFRS require or permit fair value measurements or disclosures. IFRS 13 specifies how an entity should measure fair value and disclose fair value information. It does not specify when an entity should measure an asset, a liability, or its own equity instrument at fair value. The Corporation’s adoption of IFRS 13, prospectively on Jan. 1, 2013, did not have a material financial impact upon the consolidated financial position or results of operations, however, certain new or enhanced disclosures are required and can be found in Note 15.

V. IAS 1 Presentation of Financial Statements

Amendments to IAS 1 Presentation of Financial Statements issued in June 2011 were intended to improve the consistency and clarity of the presentation of items of comprehensive income by requiring that items presented in Other Comprehensive Income (Loss) (“OCI”) be grouped on the basis of whether they are subsequently reclassified from OCI to net earnings or not. The Consolidated Statements of Comprehensive Income (Loss) have been reorganized to comply with the required groupings.

VI. IAS 19 Employee Benefits

Amendments to IAS 19 Employee Benefits are intended to improve the recognition, presentation, and disclosure of defined benefit plans. The amendments require the recognition of changes in defined benefit obligations and in fair value of plan assets when they occur, thus eliminating the “corridor approach” previously permitted. All actuarial gains and losses must be recognized immediately through other comprehensive income and the net pension liability or asset recognized at the full amount of the plan deficit or surplus. Additional changes relate to the presentation, into three components, of changes in defined benefit obligations and plan assets: service cost and net interest cost is recognized in net earnings and remeasurements are recognized in other comprehensive income. The net interest cost introduced in these amendments removes the concept of expected return on plan assets that was previously recognized in net earnings.

The Corporation calculates the net interest cost for its defined benefit plans by applying the discount rate at the beginning of the reporting period to the net defined benefit liability at the beginning of the reporting period. An expected return on plan assets is no longer calculated and recognized as part of pension expense. The elimination of the corridor method had no impact as the Corporation has, since the adoption of IFRS, recognized actuarial gains and losses in OCI in the period in which they occurred.

On adoption, the Corporation applied the amendments retrospectively. The impacts as at Dec. 31, 2012 and Jan 1, 2012, respectively, were an increase in the cumulative prior periods’ pre-tax pension expense of $17 million and $11 million ($12 million and $8 million after-tax, respectively), as a result of the application of the net interest cost requirements.

For the three and nine months ended Sept. 30, 2012, Operations, maintenance, and administration expense increased by $1 million and $4 million, respectively, as a result of increased pension expense. Net after-tax actuarial losses on defined benefit plans as reported in OCI decreased by $1 million and $3 million, respectively, and basic and diluted net earnings per share attributable to common shareholders decreased by nil and $0.01, respectively.

VII. Interpretation 20 Stripping Costs in the Production Phase of a Surface Mine (“IFRIC 20”)

IFRIC 20 clarifies the requirements for accounting for stripping costs in the production phase of a surface mine. Stripping costs are costs associated with the process of removing waste from a surface mine in order to gain access to mineral ore deposits. The Interpretation clarifies when production stripping should lead to the recognition of an asset and how that asset should be measured, both initially and in subsequent periods.

TRANSALTA CORPORATION / Q3 2013 8

The Corporation recognizes a stripping activity asset for its Highvale mine when all of the following are met: (i) it is probable that the future benefit associated with improved access to the coal reserves associated with the stripping activity will be realized; (ii) the component of the coal reserve to which access has been improved can be identified; and (iii) the costs related to the stripping activity associated with that component can be measured reliably. Costs include those directly incurred to perform the stripping activity as well as an allocation of directly attributable overheads. The resulting stripping activity asset is amortized on a unit-of-production basis over the expected useful life of the identified component that it relates to. The amortization is recognized as a component of the standard cost of coal inventory.

As required by the transitional provision of IFRIC 20, the Interpretation was applied by the Corporation to production stripping costs incurred on or after Jan. 1, 2011, which will be the earliest comparative period presented within the Corporation’s annual financial statements for the year ended Dec. 31, 2013 which will result in adjustments to the 2012 earnings. The impacts on the Condensed Consolidated Statements of Financial Position as at Dec. 31, 2012 were to recognize $9 million in costs as a stripping activity asset, increase coal inventory by $2 million, both classified within Inventory, increase Deferred income tax liabilities by $3 million, and decrease Retained deficit by $8 million. The impacts on the Condensed Consolidated Statements of Financial Position as at
Jan. 1, 2012 were to recognize $9 million in costs as a stripping activity asset, decrease coal inventory by $2 million, both classified within Inventory, increase Deferred income tax liabilities by $2 million, and increase Retained earnings by $5 million.

The impact of this change in accounting policy on the Condensed Consolidated Statement of Earnings (Loss) for the three and nine months ended Sept. 30, 2012 was a reduction of $1 million in Fuel and purchased power.

VIII. IFRS 7 Financial Instruments: Disclosures

Amendments to IFRS 7 include disclosures about all recognized financial instruments that are set off in accordance with IAS 32. The amendments also require disclosure of information about recognized financial instruments subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32. The resulting disclosures can be found in Note 16.

IX. Annual Improvements 2009-2011

In May 2012, the IASB issued a collection of necessary, non-urgent amendments to several IFRS resulting from its annual improvements process. The amendments, as applicable, have been applied by the Corporation on Jan. 1, 2013. None of the amendments, which are generally technical and narrow in scope, had a material financial impact upon the consolidated financial position or results of operations.

B. Current Accounting Changes

I. Change in Estimates - Useful Lives

During the first quarter, management completed a comprehensive review of the estimated useful lives of the hydro assets, having regard for, among other things, the economic life cycle maintenance program, and existing condition of the assets. As a result, depreciation was reduced by $2 million and $4 million for the three and nine months ended Sept. 30, 2013. Pre-tax depreciation expense is expected to be reduced by $5 million for the year ended Dec. 31, 2013 and by $5 million annually thereafter.

II. Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. Property, plant and equipment (“PP&E”) under finance leases are initially recognized at their fair value at the inception of the lease, or if lower, at the present value of the minimum lease payments. The corresponding liability is included in the Condensed Consolidated Statements of Financial Position as a finance lease obligation. Lease payments are apportioned between interest expense and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

TRANSALTA CORPORATION / Q3 2013 9

C. Future Accounting Changes

Additional new or amended accounting standards that have been previously issued by the IASB but are not yet effective, and have not been applied by the Corporation, are as follows: IFRS 9 Financial Instruments, IAS 32 Financial Instruments: Presentation, and Investment Entities (Amendments to IFRS 10 and 11 and IAS 27). Please refer to Note 3(D) of the Corporation’s 2012 annual consolidated financial statements for more information.

3. TRANSALTA RENEWABLES INC.

On May 28, 2013 the Corporation formed a new subsidiary, TransAlta Renewables Inc. (“TransAlta Renewables”), to provide investors with the opportunity to invest directly in a highly contracted portfolio of renewable power generation facilities.  The Corporation retains control over TransAlta Renewables, and therefore consolidates TransAlta Renewables.  As a result, any loans outstanding or transactions between the Corporation and TransAlta Renewables are eliminated on consolidation in the financial statements.

A. Transfer of Generating Assets

On Aug. 9, 2013, the Corporation transferred 28 indirectly owned wind and hydroelectric generating assets to TransAlta Renewables through the sale of all the issued and outstanding shares of two subsidiaries: Canadian Hydro Developers, Inc. (“CHD”) and Western Sustainable Power Inc. As consideration for the transfer, the Corporation received: i) 66.7 million common shares of TransAlta Renewables valued at $10 per share for total share consideration of $667 million; ii) a Closing Note receivable in the amount of $187 million; iii) a Short Term Note receivable in the amount of $250 million; iv) an Acquisition Note receivable in the amount of $30 million; and v) an Amortizing Loan receivable in the amount of $200 million.

B. Initial Public Offering of Common Shares

On July 31, 2013, TransAlta Renewables filed a final prospectus to qualify the distribution of 20.0 million of its common shares, to be issued pursuant to the terms of an Underwriting Agreement at a price of $10.00 per common share (the "Offering"). TransAlta Renewables granted to the underwriters an option (the "Over-Allotment Option"), exercisable in whole or in part for a period of
30 days following Closing, to purchase, at the Offering price, up to an additional 3.0 million common shares (representing
15 per cent of the common shares offered under the prospectus).

On Aug. 29, 2013, TransAlta Renewables completed the Offering and issued 20.0 million common shares for gross proceeds of
$200 million. The net proceeds of the Offering were used by TransAlta Renewables to repay the $187 million Closing Note issued to the Corporation. On Aug. 29, 2013, the underwriters exercised their Over-Allotment Option in part to purchase an additional
2.1 million common shares at the offering price of $10.00 per common share for gross proceeds of $21.0 million. TransAlta Renewables used the net proceeds received from the partial exercise of the Over-Allotment Option to repay a portion of the amount outstanding under the Acquisition Note issued to TransAlta. The remaining principal amount of $9.0 million outstanding under the Acquisition Note after such payment has been converted into 0.9 million common shares of TransAlta Renewables on the basis of one common share for each $10.00 owing to the Corporation under the Acquisition Note. After completion of the transactions, the Corporation owns 92.6 million common shares of TransAlta Renewables, representing an 80.7 per cent ownership interest. In total, the Corporation received $207 million in cash consideration net of commissions and expenses.

Effective Aug. 9, 2013, the net earnings and total comprehensive income (loss) attributable to the 19.3 per cent divested interest are reflected in net earnings (loss) attributable to non-controlling Interests and total comprehensive income (loss) attributable to non-controlling Interests, respectively, on the Condensed Consolidated Statement of Earnings (Loss) and on the Condensed Consolidated Statement of Comprehensive Income (Loss), respectively.

TRANSALTA CORPORATION / Q3 2013 10

The excess of consideration received over the net book value of the Corporation’s divested interest was $4 million and was recorded in Retained earnings (deficit). As at Sept. 30, 2013, the net assets attributable to the 19.3 per cent divested interest are reflected in Equity Attributable to Non-controlling Interests in the Condensed Consolidated Statement of Financial Position.

4. SUNHILLS MINING LIMITED PARTNERSHIP

Effective Jan. 17, 2013, the Corporation assumed, through its wholly owned SunHills Mining Limited Partnership (“SunHills”), operations and management control of the Highvale Mine from Prairie Mines and Royalty Ltd. (“PMRL”). PMRL employees working at the Highvale Mine were offered employment by SunHills which agreed to assume responsibility for certain pension plan and pension funding obligations, which the Corporation previously funded through the payments made under the PMRL mining contracts. As a result, a pre-tax loss of $29 million was recognized during the first quarter, along with the corresponding liabilities.

The Corporation also entered into finance leases for mining equipment that was in use, or committed to, by PMRL for mining operations. As a result, $4 million and $33 million in mining equipment have been capitalized to PP&E and the related finance lease obligations recognized during three and nine months ended Sept. 30, 2013. At the end of the lease terms, the Corporation is eligible to purchase the assets, for a nominal amount. The amounts payable under the finance leases are as follows:

As at	Sept. 30, 2013
	Minimum lease payments	Present value of minimum lease payments
Within one year	9	8
Second to fifth years inclusive	19	18
	28	26
Less: interest cost	2	-
Total finance lease obligation	26	26

Included in the Condensed Consolidated Statements of Financial Position as:
Current portion of finance lease obligation	8
Non-current finance lease obligation	18
	26

5. SUNDANCE UNITS 1 AND 2 RETURN TO SERVICE

In December 2010, Units 1 and 2 of the Corporation’s Sundance facility were shut down due to conditions observed in the boilers at both units. On July 20, 2012, an arbitration panel concluded that Unit 1 and Unit 2 were not economically destroyed under the terms of the PPA and the Corporation was required to restore the facility to service. For the three and nine months ended Sept. 30, 2012, the pre-tax income statement impact of the ruling that has been recorded under the caption “Sundance Units 1 and 2 return to service” in the Condensed Consolidated Statement of Earnings (loss) was $7 million and $254 million, respectively.

During the third quarter of 2013, $15 million of components were retired as a result of the work completed on the Sundance Unit 1 return it to service. Unit 1 returned to service on Sept. 2, 2013. Sundance Unit 2 was returned to service on Oct. 4, 2013. The Corporation has issued notices to buyers regarding the cessation of the force majeure for the two units.

TRANSALTA CORPORATION / Q3 2013 11

6. ACQUISITIONS AND DISPOSALS

A. Acquisitions

On Sept. 28, 2012, the Corporation acquired the 125 MW Solomon power station located in Western Australia from Fortescue Metals Group Ltd. (“Fortescue”) for U.S. $318 million. The power station is currently under construction and is expected to be commissioned in the fourth quarter of 2013. The facility is fully contracted with Fortescue under a long-term Power Purchase Agreement (“Agreement”) with an initial term of 16 years commencing in October 2012, after which Fortescue will have the option to either extend the Agreement for an additional five years under the same terms, or to acquire the facility. The Corporation has accounted for the facility and associated Agreement as a finance lease with TransAlta being the lessor.

B. Disposals

During the three and nine months ended Sept. 30, 2013, the Corporation realized a pre-tax gain of nil and $10 million, respectively, relating to the sale of land.

During the three and nine months ended Sept. 30, 2012, the Corporation realized a pre-tax gain of nil and $3 million, respectively, related to the sale of its biomass facility in 2011. The gain resulted from the release of the remaining consideration related to the achievement of the Environmental Attribute Conditions by the purchaser.

7. GAIN ON SALE OF COLLATERAL

During September 2012, the Corporation sold its claim against MF Global Inc. pertaining to the return of U.S. $36 million of collateral that had been posted by the Corporation, for net proceeds of U.S. $33 million. During 2011, a reserve of U.S. $18 million was taken on the collateral when the parent company of MF Global Inc. filed for bankruptcy protection. As a result, a pre-tax gain of
$15 million ($11 million after tax) was realized. The claim, filed during the first quarter of 2012, related primarily to the Corporation’s collateral on foreign futures transactions.

8. OPERATING LEASES

Several of the Corporation’s Power Purchase Arrangements (“PPAs”) and other long-term contracts meet the criteria of operating leases. Total rental income, including contingent rent, related to these contracts reported in Revenues in the Condensed Consolidated Statements of Earnings (Loss) for the three and nine months ended Sept. 30, 2013, was $51 million (Sept. 30, 2012 - $52 million), and $154 million (Sept. 30, 2012 - $134 million), respectively.

TRANSALTA CORPORATION / Q3 2013 12

9. EXPENSES BY NATURE

Expenses classified by nature are as follows:

	3 months ended Sept. 30, 2013		3 months ended Sept. 30, 2012
			(Restated)*
	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	220	-	169	-
Purchased power	23	-	14	-
Salaries and benefits	1	61	1	66
Depreciation	16	-	7	-
Other operating expenses	-	67	-	52
Total	260	128	191	118

	9 months ended Sept. 30, 2013		9 months ended Sept. 30, 2012
			(Restated)*
	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	540	-	433	-
Purchased power	62	-	45	-
Salaries and benefits	4	188	3	201
Depreciation	42	-	27	-
Other operating expenses	-	188	-	178
Total	648	376	508	379
* See Note 2 for prior period restatements.

10. ASSET IMPAIRMENT CHARGES AND REVERSALS

A.	Renewables

During the three and nine months ended Sept. 30, 2013, the Corporation recognized a total pre-tax impairment charge of $4 million related to three contracted hydro assets within the renewables fleet. The assets were impaired primarily due to an increase in future capital and operating expenses that resulted from the completion of condition assessments. The annual impairment assessments are based on estimates of fair value less costs to sell derived from long range forecasts. The impairment losses are included in the Generation Segment.

During the three and nine months ended Sept. 30, 2012, the Corporation recognized a pre-tax impairment charge of nil and
$18 million, respectively, related to five assets within the renewables fleet.  The impairments resulted from the completion of the annual impairment assessment based on estimates of fair value less costs to sell, derived from the long range forecasts and prices evidenced in the market place.  The assets were impaired primarily due to expectations regarding lower market prices.  The impairment losses were included in the Generation Segment.

TRANSALTA CORPORATION / Q3 2013 13

B.	Alberta Merchant

As part of the annual impairment review and assessment process in 2013, it was determined that the Corporation’s Alberta plants that have significant merchant capacity should be considered one cash-generating unit (the “Alberta merchant CGU”).  Previously, each plant was assessed for impairment individually. The reasons for this change include consideration of the Final Regulations published by the Canadian federal government in September 2012 governing Greenhouse Gas emissions and the 50-year total life for Canadian coal-fired power plants; and the Corporation’s refinement of its risk management approach and practices regarding its Alberta wholesale market price exposure. The Final Regulations confirmed additional operating time and increased flexibility for the Corporation’s Alberta coal plants and led, in part, to the Corporation broadening its view on the management of its Alberta wholesale market price exposure. While no impairment losses were recognized in 2013 for the Alberta merchant CGU, total pre-tax impairment losses of $23 million that were recognized previously on renewables plants that now form part of the Alberta merchant CGU were reversed. The Alberta merchant CGU’s recoverable amount was based on an estimate of fair value less costs to sell using a discounted cash flow methodology and based on the Corporation’s long range forecasts and prices evidenced in the market place. The pre-tax reversal is recognized in the Generation Segment.

C.	Sundance Units 1 and 2

During the three months ended Sept. 30, 2012, the Corporation reversed $41 million of the $43 million impairment losses previously taken on Sundance Units 1 and 2 during the second quarter. The reversal arose as a result of the additional years of merchant operations expected to be realized at Units 1 and 2 due to amendments to Canadian federal regulations requiring that coal-fired plants be shut down after a maximum of 50 years of operation. The previous draft regulations proposed shut down after 45 years. The recoverable amount was based on an estimate of fair value less costs to sell, derived from the cash flows expected to result over the revised useful life of the Units, taking into consideration the provisions of the PPA and prices evidenced in the market place. The impairment assessment was based on an estimate of fair value less costs to sell, derived from the cash flows expected to result under the provisions of the PPA. The loss and reversal were included in the Generation Segment.

D.	Centralia Thermal

The TransAlta Energy Bill and a Memorandum of Agreement was signed on Dec. 23, 2011 that provided a framework for the orderly transition from coal-fired energy produced at Centralia Thermal and the shutdown of the units in 2020 and 2025. On
July 25, 2012, the Corporation announced that it entered into a long-term power agreement to provide electricity from the Centralia Thermal plant to Puget Sound Energy (“PSE”) from December 2014 until the facility is fully retired in 2025.  As a result of these agreements, the Corporation recognized a pre-tax impairment charge of nil and $347 million included in the Generation Segment during the three and nine months ended Sept. 30, 2012, respectively.  The impairment assessment was based on whether the carrying amount of the Centralia Thermal plant was recoverable based on an estimate of fair value less costs to sell.

E.	Reversals

The impairment charges can be reversed in future periods if the forecasted cash flows to be generated by the impacted plants improve.

TRANSALTA CORPORATION / Q3 2013 14

11. INVESTMENTS

The Corporation’s investments in joint ventures accounted for using the equity method consist of its investments in
CE Generation, LLC (“CE Gen”), Wailuku River Hydroelectric, L.P (“Wailuku”), TAMA Transmission, and CalEnergy, LLC (“CalEnergy”).

Summarized financial information on the results of operations and financial position relating to the Corporation’s pro-rata interests in CE Gen, Wailuku, TAMA Transmission, and CalEnergy is as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Results of operations
Revenues	39	34	86	84
Expenses	(37)	(34)	(91)	(89)
Proportionate share of net income (loss)	2	-	(5)	(5)

Summarized financial information relating to 100 per cent of CE Gen, including adjustments for the application of consistent accounting policies and the Corporation’s purchase price adjustments, is as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Revenues	77	62	167	160
Depreciation and amortization	21	21	64	64
Interest expense	6	5	16	17
Income tax expense (recovery)	9	4	(10)	(12)
Net income (loss) from continuing operations	4	1	(9)	(11)
Other comprehensive loss	-	(1)	-	(2)
Total comprehensive income (loss)	4	-	(9)	(13)
Distributions received	-	-	-	-

As at	Sept. 30, 2013	Dec. 31, 2012
Current assets	135	93
Long-term assets	647	675
Current liabilities	(82)	(62)
Long-term liabilities	(383)	(409)
Net assets	317	297
Additional items included above
Cash and cash equivalents	54	27
Current financial liabilities(1)	(40)	(35)
Long-term financial liabilities(1)	(217)	(233)
(1) Excludes trade and other payables and provisions

A reconciliation of the carrying amount to the Corporation’s 50 per cent interest in the CE Gen joint venture is as follows:

As at	Sept. 30, 2013	Dec. 31, 2012
Net assets	317	297
Less: minority interest in CE Gen	(13)	(14)
Less: 50 per cent of CE Gen's net assets not owned by the Corporation	(125)	(116)
Net investment	179	167

TRANSALTA CORPORATION / Q3 2013 15

CE Gen’s ability to make distributions to its owners, including the Corporation, is restricted by covenants and conditions, including principal and interest funding deposit requirements, imposed by certain project-related debt agreements.

At Sept. 30, 2013 the carrying amount of the Corporation’s net investment in CalEnergy, TAMA Transmission and Wailuku is
$4 million (Dec. 31, 2012 - $5 million).

12. NET INTEREST EXPENSE

The components of net interest expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Interest on debt	61	54	179	168
Capitalized interest	-	(1)	(2)	(2)
Ineffectiveness on hedges	-	-	-	2
Interest expense	61	53	177	168
Accretion of provisions (Note 20)	4	5	13	14
Net interest expense	65	58	190	182

The Corporation capitalizes interest during the construction phase of growth capital projects. The capitalized interest in 2013 and 2012 related to the New Richmond wind farm.

13. INCOME TAXES

The components of income tax expense (recovery) are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Current income tax expense	10	10	35	18
Adjustments in respect of current income tax of previous years	-	-	1	2
Adjustments in respect of deferred income tax of previous years	-	(3)	-	(3)
Deferred income tax expense (recovery) related to the origination and reversal of temporary differences	(2)	8	(28)	(77)
Deferred income tax expense (recovery) resulting from changes in tax rates or laws(1)	-	-	(7)	7
(Benefit) reduction arising from previously unrecognized tax loss, tax credit, or temporary difference of a prior period used to reduce current income tax expense	-	3	-	(11)
Benefit arising from previously unrecognized tax loss, tax credit, or temporary difference of a prior period used to reduce deferred income tax expense	-	(4)	-	(14)
Deferred income tax expense arising from the writedown of deferred income tax assets	40	-	40	169
Income tax expense	48	14	41	91
(1) On June 20, 2012 , the Ontario budget bill froze the Ontario general corporate tax rate at 11.5%. The Corporation had been using the previously substantively enacted tax rate of 10.0%. During 2013, the Corporation adjusted the deferred tax rate to incorporate the Ontario M&P tax credit, which reduced the corporate tax rate back to 10.0%.

TRANSALTA CORPORATION / Q3 2013 16

Presented in the Condensed Consolidated Statements of Earnings (Loss) as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Current income tax expense	10	13	36	9
Deferred income tax expense	38	1	5	82
Income tax expense	48	14	41	91

During the three and nine months ended Sept. 30, 2013, respectively, $40 million (2012 - nil and $169 million) of deferred income tax assets were written off related to the tax benefits of losses associated with the Corporation’s U.S. operations. The Corporation wrote these assets off as it was no longer considered probable that sufficient taxable income would be available from the Corporation’s U.S. operations to utilize the underlying tax losses. An increase in future U.S. income will allow the Corporation to write up deferred income tax assets in future periods.

14. NON-CONTROLLING INTERESTS

The Corporation’s subsidiaries and operations that have non-controlling interests are as follows:

Subsidiary/Operation	Non-controlling interest
TransAlta Cogeneration L.P. ("TA Cogen")	49.99% - Stanley Power Inc.
TransAlta Renewables	19.30% - Public investors
Kent Hills wind farm(1)	17% - Natural Forces Technologies Inc.
(1) Owned by TransAlta Renewables.

Summarized financial information relating to TA Cogen and TransAlta Renewables, subsidiaries with significant non-controlling interests, is as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
TA Cogen	2013	2012	2013	2012
Revenues	55	63	212	220
Net earnings (loss)	(7)	8	28	47
Total comprehensive income (loss)	(5)	10	42	36

Amounts attributable to the non-controlling interest:
Net earnings (loss)	(3)	4	14	24
Total comprehensive income (loss)	(4)	5	21	18

Distributions paid to Stanley Power Inc.	(6)	(12)	(39)	(40)

TA Cogen	As at Sept. 30, 2013	As at Dec. 31, 2012
Current assets	110	70
Long-term assets	642	678
Current liabilities	(130)	(75)
Long-term liabilities	(73)	(87)
Total equity	(549)	(588)

Equity attributable to the non-controlling interest	(272)	(290)

TRANSALTA CORPORATION / Q3 2013 17

	3 months ended Sept. 30	9 months ended Sept. 30
TransAlta Renewables	2013	2013
Results of operations
Revenues	44	175
Net earnings	2	36
Total comprehensive income	2	37

Amounts attributable to the non-controlling interests:
Public investors
Net earnings	-	-
Total comprehensive income	-	-

Natural Forces Technologies Inc.
Net earnings	-	2
Total comprehensive income	-	2

Distributions paid to Natural Forces Technologies Inc.	(1)	(3)
Dividends paid to Public investors	(5)	(5)

TransAlta Renewables	As at Sept. 30, 2013
Financial position
Current assets	57
Long-term assets	1,825
Current liabilities	(78)
Long-term liabilities	(716)
Total equity	(1,088)

Equity attributable to Natural Forces Technologies Inc.	(39)
Equity attributable to Public investors	(203)

TRANSALTA CORPORATION / Q3 2013 18

15. FINANCIAL INSTRUMENTS

A. Financial Assets and Liabilities - Classification and Measurement

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.

B. Fair Value of Financial Instruments

I. Energy Trading

Energy trading includes risk management assets and liabilities that are used in the Energy Trading and Generation segments in relation to trading activities and certain contracting activities. To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within earnings of the Energy Trading and Generation business segments.

The following tables summarize the key factors impacting the fair value of energy trading risk management assets and liabilities by classification level during the nine months ended Sept. 30, 2013 and 2012, respectively:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2012	-	(63)	3	(1)	79	28	(1)	16	31
Changes attributable to:
Market price changes on existing contracts	-	(25)	(5)	-	3	13	-	(22)	8
Market price changes on new contracts	-	(3)	(31)	-	3	(11)	-	-	(42)
Contracts settled	-	8	-	3	(50)	(10)	3	(42)	(10)
Transfers out of Level III	-	-	-	-	28	(28)	-	28	(28)
Net risk management assets (liabilities) at Sept. 30, 2013	-	(83)	(33)	2	63	(8)	2	(20)	(41)
Additional Level III information:
Losses recognized in OCI			(36)			-			(36)
Total gains included in earnings before income taxes			-			2			2
Unrealized losses included in earnings before income taxes relating to net assets held at Sept. 30, 2013			-			(8)			(8)

TRANSALTA CORPORATION / Q3 2013 19

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2011	-	(90)	(14)	-	287	7	-	197	(7)
Changes attributable to:
Market price changes on existing contracts	-	47	12	-	(32)	22	-	15	34
Market price changes on new contracts	-	5	-	-	(15)	9	-	(10)	9
Contracts settled	-	10	6	(1)	(167)	(15)	(1)	(157)	(9)
Discontinued hedge accounting on certain contracts	-	(20)	-	-	15	5	-	(5)	5
Net risk management assets (liabilities) at Sept. 30, 2012	-	(48)	4	(1)	88	28	(1)	40	32
Additional Level III information:
Gains recognized in OCI			12			-			12
Total gains (losses) included in earnings before income taxes			(6)			31			25
Unrealized gains included in earnings before income taxes relating to net assets held at Sept. 30, 2012			-			16			16

a. Levels I, II, and III Fair Value Measurements and transfers between Fair Value Levels

i. Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access. In determining Level I fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange.

ii. Level II

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Fair values falling within the Level II category are determined through the use of quoted prices in active markets, which in some cases are adjusted for factors specific to the asset or liability, such as basis, credit valuation, and location differentials. Energy Trading includes, in Level II, over-the-counter derivatives with values based on observable commodity futures curves and derivatives with inputs validated by broker quotes or other publicly available market data providers. Level II fair values are also determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

iii. Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

Energy Trading may enter into commodity transactions for which market-observable data is not available. In these cases, Level III fair values are determined using valuation techniques such as the Black-scholes, Mark-to-forecast, and Historical bootstrap models with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles for individual non-standard deals and structured products, and/or volatilities and correlations between products derived from historical prices.

TRANSALTA CORPORATION / Q3 2013 20

Energy Trading also has various contracts with terms that extend beyond a liquid trading period. As forward market prices are not available for the full period of these contracts, the value of these contracts is derived by reference to a forecast that is based on a combination of external and internal fundamental modelling, including discounting.  As a result, these contracts are classified in Level III.

The Corporation has a Commodity Exposure Management Policy (“the Policy”), which governs both the commodity transactions undertaken in its proprietary trading business and those undertaken to manage commodity price exposures in its generation business.  The Policy defines and specifies the controls and management responsibilities associated with commodity trading activities, as well as the nature and frequency of required reporting of such activities.

Methodologies and procedures regarding energy trading Level III fair value measurements are determined by the Corporation’s Risk Management department. Level III fair values are calculated within the Corporation’s Energy Trading Risk Management system based on underlying contractual data as well as observable and non-observable inputs.  Development of non-observable inputs requires the use of judgment.   To ensure reasonability, system generated Level III fair value measurements are reviewed and validated by Risk Management and Finance departments.  Review occurs formally on a quarterly basis or more frequently if daily review and monitoring procedures identify unexpected changes to fair value, or changes to key parameters.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III energy trading fair values are determined at Sept. 30, 2013 is estimated to be +/- $89 million (Dec. 31, 2012 - $26 million). Fair values are stressed for volumes and prices.  The volumes are stressed up and down one standard deviation from historically available production data.  Prices are stressed for longer term deals where there are no liquid market quotes using various internal and external forecasting sources to establish a high and a low price range.

Information about the significant unobservable inputs used in determining Level III fair values is as follows:

Description	Fair value as at Sept. 30, 2013	Valuation Technique	Unobservable input	Range
Unit contingent power purchases	12	Historical bootstrap	Price discount	1 - 2 per cent
			Volumetric discount(1)	1 - 8 per cent
Long term power sale	149	Long term price forecast	Illiquid future power prices	$56.99 - $70.70
Coal supply revenue sharing	(8)	Black-scholes	Volumes (MWh)	18 - 25 per cent of available generation
			Illiquid future implied volatilities in MidC power	28 per cent
Unit contingent power sales	(4)	Black-scholes	Illiquid future implied volatilities in MidC power	44 per cent
(1) A change in the volumetric discount, could, depending on other market dynamics, result in a directionally similar change in the price discount.

iv. Transfers between Fair Value Levels

Fair value Level transfers can occur where the availability of inputs that are used to determine fair values have changed. A transfer from Level III to Level II occurs where inputs that were not readily observable have become observable during the period. The Corporation’s policy is for Level transfers to occur at the end of each period.  During the nine months ended Sept. 30, 2013,
$28 million of fair value was transferred from Level III net risk management assets to Level II net risk management assets. The trade terms of these contracts were originally beyond a liquid trading period where forward price forecasts were not available for the full period of the contract. During the period, the contract terms were determined to be within a liquid trading period where observable prices are available.

TRANSALTA CORPORATION / Q3 2013 21

II. Other Risk Management Assets and Liabilities

Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in hedging non-energy trading transactions, such as interest rates, the net investment in foreign operations, and other foreign currency risks.

The following tables summarize the key factors impacting the fair value of other risk management assets and liabilities by classification level during the nine months ended Sept. 30, 2013 and 2012, respectively:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2012	-	(50)	-	-	1	-	-	(49)	-
Changes attributable to:
Market price changes on existing contracts	-	31	-	-	-	-	-	31	-
Market price changes on new contracts	-	1	-	-	2	-	-	3	-
Contracts settled	-	9	-	-	(1)	-	-	8	-
Net risk management assets (liabilities) at Sept. 30, 2013	-	(9)	-	-	2	-	-	(7)	-

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management liabilities at Dec. 31, 2011	-	(50)	-	-	-	-	-	(50)	-
Changes attributable to:
Market price changes on existing contracts	-	(31)	-	-	-	-	-	(31)	-
Market price changes on new contracts	-	(56)	-	-	-	-	-	(56)	-
Contracts settled	-	23	-	-	-	-	-	23	-
Discontinued hedge accounting on certain contracts	-	1	-	-	(1)	-	-	-	-
Net risk management liabilities at Sept. 30, 2012	-	(113)	-	-	(1)	-	-	(114)	-

a. Level II Fair Value Measurements

Fair values are determined, directly or indirectly, using inputs that are observable for the asset or liability.

Level II fair values of other risk management assets and liabilities are determined using valuation techniques, such as discounted cash flow methods. The Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves, credit valuation adjustments, and currency rates. For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third party information such as credit spreads.

TRANSALTA CORPORATION / Q3 2013 22

III. Other Financial Assets and Liabilities

The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value				Total carrying value
	Level I	Level II	Level III	Total
Long-term debt(1) - Sept. 30, 2013	-	4,193	-	4,193	4,058
Long-term debt(1) - Dec. 31, 2012	-	4,426	-	4,426	4,157

(1) Includes current portion and excludes $50 million of debt measured and carried at fair value.

The fair values of the Corporation’s debentures and senior notes are determined using prices observed in secondary markets.
Non-recourse and other long-term debt fair values are determined by calculating an implied price based on a current assessment of the yield to maturity.

The book value of other short-term financial assets and liabilities (cash and cash equivalents, accounts receivable, collateral paid, accounts payable and accrued liabilities, collateral received, and dividends payable) approximates fair value due to the liquid nature of the asset or liability.

C. Inception Gains and Losses

The majority of derivatives traded by the Corporation are based on adjusted quoted prices on an active exchange or extend beyond the time period for which exchange-based quotes are available. The fair values of these derivatives are determined using inputs that are not readily observable. Refer to Note 15(B) for fair value Level III valuation techniques used. In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (the “transaction price”) and the amount calculated through a valuation model. This unrealized gain or loss at inception is recognized in net earnings (loss) only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or a valuation technique that uses observable market inputs. Where these criteria are not met, the difference is deferred on the Consolidated Statements of Financial Position in risk management assets or liabilities, and is recognized in net earnings (loss) over the term of the related contract. The difference between the transaction price and the fair value determined using a valuation model, yet to be recognized in net earnings (loss), and a reconciliation of changes during the nine months ended Sept. 30, 2013 is as follows:

As at	Sept. 30, 2013	Dec. 31, 2012
Unamortized gain at beginning of year	5	4
New inception gains	173	3
Amortization recorded in net earnings during the year	-	(2)
Unamortized gain at end of period	178	5

During the three months ended Sept. 30, 2013, the Corporation finalized the Centralia Coal plant contract with PSE. The contract was designated as an all-in-one cash flow hedge.  As a result, the contract was recognized as a risk management asset at fair value. The fair value was classified as Level III, which resulted in the recognition of an inception gain. The inception gain was deferred and recorded as a risk management liability.

TRANSALTA CORPORATION / Q3 2013 23

16. RISK MANAGEMENT ACTIVITIES

A. Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

As at	Sept. 30, 2013					Dec. 31, 2012
	Net investment hedges	Cash flow hedges	Fair value hedges	Not designated as a hedge	Total	Total
Risk management assets
Energy trading
Current	-	1	-	97	98	198
Long-term	-	161	-	29	190	59
Total energy trading risk management assets	-	162	-	126	288	257

Other
Current	1	3	-	2	6	3
Long-term	-	2	7	-	9	10
Total other risk management assets	1	5	7	2	15	13

Risk management liabilities
Energy trading
Current	-	26	-	46	72	141
Long-term	-	252	-	23	275	70
Total energy trading risk management liabilities	-	278	-	69	347	211

Other
Current	-	7	-	-	7	26
Long-term	-	15	-	-	15	36
Total other risk management liabilities	-	22	-	-	22	62

Net energy trading risk management assets (liabilities)	-	(116)	-	57	(59)	46
Net other risk management assets (liabilities)	1	(17)	7	2	(7)	(49)
Net total risk management assets (liabilities)	1	(133)	7	59	(66)	(3)

Additional information on derivative instruments has been presented on a net basis below.

TRANSALTA CORPORATION / Q3 2013 24

I. Netting Arrangements

Information about the Corporation’s financial assets and liabilities that are subject to enforceable master netting arrangements or similar agreements is as follows:

As at	Sept. 30, 2013				Dec. 31, 2012
	Current financial assets	Long-term financial assets	Current financial liabilities	Long-term financial liabilities	Current financial assets	Long-term financial assets	Current financial liabilities	Long-term financial liabilities
Gross amounts recognized	478	61	(445)	(92)	522	331	(452)	(317)
Gross amounts set-off	(275)	(6)	275	6	(252)	(186)	252	186
Net amounts as presented in the Condensed Consolidated Statements of Financial Position(1)	203	55	(170)	(86)	270	145	(200)	(131)
(1) Excludes credit reserves.

II. Hedges

a. Cash Flow Hedges

i. Energy Trading Risk Management

Certain hedging relationships had previously been de-designated and deemed ineffective for accounting purposes.  The hedges were in respect of power production and the associated gains remain in Accumulated Other Comprehensive Income (Loss) (“AOCI”) until the underlying production occurs or until such time that the production has been assessed as highly probable not to occur.  No gains related to these previously de-designated hedges were reclassified to earnings during the three and nine months ended Sept. 30, 2013 (Sept. 30, 2012 - nil and $75 million pre-tax gain, respectively).

As at Sept. 30, 2013, cumulative gains of $4 million, related to these and other cash flow hedges that were de-designated and no longer meet the criteria for hedge accounting, continued to be deferred in AOCI and will be reclassified to net earnings as the forecasted transactions occur or if the forecasted transactions are assessed as highly probable not to occur.

ii. Other

During the period the Corporation entered into a foreign currency cash flow hedge on the U.S.$20 million CHD debenture.

iii. Cash Flow Hedge Impacts

Over the next 12 months ended Sept. 30, 2014, the Corporation estimates that $34 million of after-tax losses will be reclassified from AOCI to net earnings. These estimates assume constant natural gas and power prices, interest rates, and exchange rates over time; however, the actual amounts that will be reclassified will vary based on changes in these factors.

b. Net Investment Hedges

During the three months ended Sept. 30, 2013, the Corporation de-designated the U.S.$20 million CHD debenture from its net investment hedge due to the formation of the TransAlta Renewables subsidiary. The cumulative net foreign exchange gains (losses) up to the date of de-designation will remain in OCI until a disposal of the related U.S. foreign operations.

TRANSALTA CORPORATION / Q3 2013 25

B. Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of certain risks arising from financial instruments, which are also more fully discussed in Note 17(B) of the most recent annual consolidated financial statements.

I. Commodity Price Risk

Value at Risk (“VaR”) is the most commonly used metric employed to track and manage the market risk associated with commodity and other derivatives. VaR is used to determine the potential change in value of the Corporation’s proprietary trading portfolio, over a three day period within a 95 per cent confidence level, resulting from normal market fluctuations. VaR is estimated using the historical variance/covariance approach.

a. Commodity Price Risk - Proprietary Trading

The Corporation’s Energy Trading Segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.

VaR at Sept. 30, 2013 associated with the Corporation’s proprietary energy trading activities was $2 million
(Dec. 31, 2012 - $2 million).

b. Commodity Price Risk - Generation

The Generation Segment utilizes various commodity contracts and other financial instruments to manage the commodity price risk associated with its electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate. VaR at
Sept. 30, 2013 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was
$6 million (Dec. 31, 2012 - $5 million). VaR at Sept. 30, 2013 associated with positions and economic hedges that do not meet hedge accounting requirements was $8 million (Dec. 31, 2012 - $9 million).

II. Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist.

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties. The following table outlines the distribution, by credit rating, of certain financial assets as at Sept. 30, 2013:

(Per cent)	Investment grade	Non-investment grade	Total
Accounts receivable	89	11	100
Risk management assets	99	1	100

The Corporation’s maximum exposure to credit risk at Sept. 30, 2013, without taking into account collateral held or right of set-off, is represented by the carrying amounts of accounts receivable and risk management assets as per the Condensed Consolidated Statements of Financial Position. Letters of credit and cash are the primary types of collateral held as security related to these amounts.

TRANSALTA CORPORATION / Q3 2013 26

The maximum credit exposure to any one counterparty for commodity trading operations and hedging, excluding the California market receivables (Refer to Note 36 of the 2012 annual consolidated financial statements), and including the fair value of open trading positions, net of any collateral held, at Sept. 30, 2013 was $18 million (Dec. 31, 2012 - $25 million).

At Sept. 30, 2013, TransAlta had one counterparty whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding. The Corporation has evaluated the risk of default related to this counterparty to be minimal.

III. Liquidity Risk

Liquidity risk relates to the Corporation’s ability to access capital to be used for proprietary trading activities, commodity hedging, capital projects, debt refinancing, and general corporate purposes.

A maturity analysis of the Corporation’s financial liabilities is as follows:

	2013	2014	2015	2016	2017	2018 and thereafter	Total
Accounts payable and accrued liabilities	453	-	-	-	-	-	453
Debt(1)	311	209	672	29	793	2,097	4,111
Energy trading risk management (assets) liabilities	(2)	(15)	15	18	5	38	59
Other risk management (assets) liabilities	-	2	11	-	1	(7)	7
Interest on long-term debt(2)	57	186	154	147	138	826	1,508
Dividends payable	81	-	-	-	-	-	81
Total	900	382	852	194	937	2,954	6,219
(1) Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2014 and 2017.
(2) Not recognized as a financial liability on the Condensed Consolidated Statements of Financial Position.

C. Collateral and Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.  If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at Sept. 30, 2013, the Corporation had posted collateral of $75 million (Dec. 31, 2012 - $85 million) in the form of letters of credit on derivative instruments in a net liability position. Certain derivative agreements contain credit-risk-contingent features, including a credit rating downgrade to below investment grade, which if triggered would result in the Corporation having to post an additional
$89 million of collateral to its counterparties based upon the value of the derivatives at Sept. 30, 2013.

17. RESTRICTED CASH

The Corporation has $3 million of cash and cash equivalents at Sept. 30, 2013 (Dec. 31, 2012 - $2 million) that is not available for general use, all of which relates to Project Pioneer.

TRANSALTA CORPORATION / Q3 2013 27

18. INVENTORY

Inventory held in the normal course of business includes coal, emission credits, and natural gas, and is valued at the lower of cost and net realizable value. Inventory held for trading, which also includes natural gas and purchased emission credits, is valued at fair value less costs to sell.

The classifications are as follows:

	Sept. 30, 2013	Dec. 31, 2012
As at		(Restated)*
Coal	72	78
Deferred stripping costs	18	9
Natural gas	5	2
Purchased emission credits	8	4
Total	103	93
* See Note 2 for prior period restatements.

For the three and nine months ended Sept. 30, 2013, coal inventory at the Corporation’s Centralia plant was written down by
$5 million (Sept. 30, 2012 - $8 million reversal) and $21 million (Sept. 30, 2012 - $34 million writedown), respectively, to its net realizable value.

19. PROPERTY, PLANT, AND EQUIPMENT

A reconciliation of the changes in the carrying amount of PP&E is as follows:

	Land	Thermal generation	Gas generation	Renewable generation	Mining property and equipment	Assets under construction	Capital spares and other(1)	Total
As at Dec. 31, 2012	75	2,874	996	2,004	517	342	236	7,044
Additions	-	-	-	-	-	430	12	442
Additions - finance lease (Note 4)	-	-	-	-	33	-	-	33
Asset impairment (charges) reversals (Note 10)	-	-	(1)	19	-	-	-	18
Depreciation	-	(193)	(74)	(68)	(41)	-	(10)	(386)
Revisions and additions to decommissioning and restoration costs	-	(2)	(7)	-	3	-	-	(6)
Retirement of assets	-	(20)	(1)	-	(4)	-	-	(25)
Change in foreign exchange rates	1	12	(11)	-	1	-	1	4
Transfers	2	181	24	223	55	(496)	25	14
As at Sept. 30, 2013	78	2,852	926	2,178	564	276	264	7,138
(1) Includes major spare parts and stand-by equipment available, but not in service, and spare parts used for routine, preventative or planned maintenance.

During the three and nine months ended Sept. 30, 2013, the Corporation capitalized nil and $2 million (Sept. 30, 2012 - $1 million and $2 million) of interest to PP&E at a weighted average rate of nil and 5.46 per cent (Sept. 30, 2012 - 5.43 and 5.39 per cent), respectively.

TRANSALTA CORPORATION / Q3 2013 28

20. OTHER ASSETS

The components of other assets are as follows:

As at	Sept. 30, 2013	Dec. 31, 2012
Deferred licence fees	18	21
Project development costs	35	35
Deferred service costs	19	19
Long-term prepaids	18	5
Keephills Unit 3 transmission deposit	6	7
Other	1	3
Total other assets	97	90

21. DECOMMISSIONING AND OTHER PROVISIONS

The change in decommissioning and other provision balances is outlined below:

	Decommissioning and restoration	Restructuring	Other	Total
Balance, Dec. 31, 2012	262	8	42	312
Liabilities incurred in period	3	-	28	31
Liabilities settled in period	(19)	(5)	-	(24)
Accretion (Note 12)	13	-	-	13
Revisions in estimated cash flows (Note 19)	4	-	1	5
Revisions in discount rates (Note 19)	(10)	-	-	(10)
Reversals	-	(3)	(11)	(14)
Change in foreign exchange rates	2	-	-	2
	255	-	60	315
Less: current portion	15	-	5	20
Balance, Sept. 30, 2013	240	-	55	295

The restructuring provision relates to the Corporation’s 2012 restructuring of resources as part of its ongoing strategy to continuously improve operational excellence and accelerate growth.

Other provisions include an amount related to a portion of the Corporation’s fixed price commitments under several natural gas transportation contracts for firm transportation that is not expected to be used. Accordingly, the unavoidable costs of meeting these obligations exceed the economic benefits expected to be received. The contracts extend to 2018.

Other provisions also include provisions arising from ongoing business activities and include amounts related to commercial disputes between the Corporation and customers or suppliers. Information about the expected timing of settlement and uncertainties that could impact the amount or timing of settlement has not been provided as this may impact the Corporation’s ability to settle the provisions in the most favourable manner.

TRANSALTA CORPORATION / Q3 2013 29

22. LONG-TERM DEBT

A. Debt and Letters of Credit

The amounts outstanding are as follows:

As at	Sept. 30, 2013			Dec. 31, 2012
	Carrying value	Face value	Interest(1)	Carrying value	Face value	Interest(1)
Credit facilities(2)	791	791	2.5%	950	950	2.4%
Debentures	842	851	6.6%	839	851	6.6%
Senior notes(3)	2,079	2,060	5.6%	2,017	1,990	5.6%
Non-recourse(4)	375	379	5.9%	375	380	5.9%
Other	30	30	6.3%	36	36	6.5%
	4,117	4,111		4,217	4,207
Less: recourse current portion	(518)	(518)		(606)	(606)
Less: non-recourse current portion	-	-		(1)	(1)
Total long-term debt	3,599	3,593		3,610	3,600
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of bankers' acceptances and other commercial borrowings under long-term committed credit facilities. Includes U.S.$300 million at Sept. 30, 2013 (Dec. 31, 2012 - U.S.$300 million).
(3) U.S. face value at Sept. 30, 2013 - U.S.$2.0 billion (Dec. 31, 2012 - U.S.$2.0 billion).
(4) Includes U.S.$20 million at Sept. 30, 2013 (Dec. 31, 2012 - U.S.$20 million).

TransAlta has a total of $2.1 billion (Dec. 31, 2012 - $2.0 billion) of committed credit facilities, of which $1.0 billion
(Dec. 31, 2012 - $0.8 billion) is not drawn, and is available as of Sept. 30, 2013, subject to customary borrowing conditions. In
May 2013, the Corporation completed a renewal of its four-year revolving $1.5 billion committed syndicated credit facility and extended its maturity by one year to 2017. In June 2013, the U.S.$300 million bilateral credit facility was renewed for a four-year term to 2017. The Corporation also has $240 million in committed bilateral credit facilities, all of which matures in the fourth quarter of 2014. The net proceeds received by the Corporation from the sale of the non-controlling interest in TransAlta Renewables was used to pay down the credit facilities. In addition to the $1.0 billion available under the credit facilities, TransAlta has
$52 million of available cash and cash equivalents.

Letters of credit are issued to counterparties under various contractual arrangements with the Corporation and certain subsidiaries of the Corporation. If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued. Any amounts owed by the Corporation or its subsidiaries under these contracts are reflected in the Consolidated Statements of Financial Position. All letters of credit expire within one year and are expected to be renewed, as needed, in the normal course of business. The total outstanding letters of credit as at Sept. 30, 2013 was $348 million (Dec. 31, 2012 - $336 million) with no (Dec. 31, 2012 - nil) amounts exercised by third parties under these arrangements.

B. Restrictions

Debt agreements of $9 million related to the Windsor plant, owned by the Corporation’s TA Cogen subsidiary, include principal and interest funding provisions that restrict the Corporation’s ability to access funds generated by the operations of the plant. The Corporation has provided a letter of credit in the amount of the funding requirements, thereby permitting it to access the funds.

Debentures of $340 million issued by the Corporation’s CHD subsidiary include restrictive covenants requiring the proceeds received from the sale of assets to be reinvested into similar renewables assets.

TRANSALTA CORPORATION / Q3 2013 30

23. DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES

The components of deferred credits and other long-term liabilities are as follows:

As at	Sept. 30, 2013	Dec. 31, 2012
Deferred coal revenues	51	51
Defined benefit obligations	199	220
Long-term incentive accruals	13	15
Other	17	15
Total deferred credits and other long-term liabilities	280	301

24. COMMON SHARES

A. Issued and Outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

A reconciliation of changes in common shares is as follows:

	3 months ended Sept. 30				9 months ended Sept. 30
	2013		2012		2013		2012
	Common shares (millions)	Amount	Common shares (millions)	Amount	Common shares (millions)	Amount	Common shares (millions)	Amount
Issued and outstanding, beginning of period	262.1	2,836	227.0	2,338	254.7	2,730	223.6	2,274
Issued under the dividend reinvestment and share purchase plan	4.2	55	2.9	48	11.6	161	6.2	110
Issued under the PSOP	-	-	-	-	-	-	0.1	2
Issued under public offering	-	-	21.2	295			21.2	295
	266.3	2,891	251.1	2,681	266.3	2,891	251.1	2,681
Amounts receivable under Employee Share Purchase Plan	-	(4)	-	(4)	-	(4)	-	(4)
Issued and outstanding, end of period	266.3	2,887	251.1	2,677	266.3	2,887	251.1	2,677

TRANSALTA CORPORATION / Q3 2013 31

B. Dividends

The following table summarizes the common share dividends declared or paid within the nine months ended Sept. 30:

Date declared	Payment date	Dividend per share ($)	Total dividends	Dividends paid in cash	Dividends paid in shares
2013

July 23, 2013	Oct. 1, 2013	0.29	77	51	26
Apr. 22, 2013	July 1, 2013	0.29	76	21(1)	55
Jan. 28, 2013	Apr. 1, 2013	0.29	75	22	53
Oct. 24, 2012	Jan. 1, 2013	0.29	73	20	53

2012

July 13, 2012	Oct. 1, 2012	0.29	67	18	49
Apr. 25, 2012	July 1, 2012	0.29	66	18	48
Jan. 25, 2012	Apr. 1, 2012	0.29	65	23	43
Oct. 27, 2011	Jan. 1, 2012	0.29	65	45	20
(1) Dividends of $20 million were paid out on June 28, 2013.

The Corporation suspended the Premium DividendTM component of its Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan (“the Plan”) following the payment of the quarterly dividend on July 1, 2013. The Corporation’s Dividend Reinvestment and Optional Common Share Purchase Plan, separate components of the Plan, remain effective in accordance with their current terms, discussed more fully in Note 28(C) of the most recent annual consolidated financial statements.

On Oct. 1, 2013, 1.9 million common shares were issued for dividends reinvested.

There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.

25. PREFERRED SHARES

A. Issued and Outstanding

TransAlta is authorized to issue an unlimited number of first preferred shares, and the Board of Directors is authorized to determine the rights, privileges, restrictions and conditions attaching to such shares, subject to certain limitations.

Preferred shares outstanding are as follows:

As at	Sept. 30, 2013		Dec. 31, 2012
Cumulative Redeemable Rate Reset First Preferred Shares	Number of shares (millions)	Amount	Number of shares (millions)	Amount	Dividend rate per share ($)	Redemption price per share ($)
Series A	12	293	12	293	1.15	25.00
Series C	11	269	11	269	1.15	25.00
Series E	9	219	9	219	1.25	25.00
TRANSALTA CORPORATION / Q3 2013 32

Issued and outstanding, end of period	32	781	32	781

B. Dividends

The following table summarizes the preferred share dividends declared or paid within the nine months ended Sept. 30:

		Series A		Series C		Series E
Date declared	Payment date	Dividend per share ($)	Total dividends	Dividend per share ($)	Total dividends	Dividend per share ($)	Total dividends
2013
July 23, 2013	Sept. 30, 2013	0.2875	3	0.2875	4	0.3125	2
Apr. 22, 2013	June 30, 2013	0.2875	4	0.2875	3	0.3125	3
Jan. 28, 2013	March 31, 2013	0.2875	3	0.2875	3	0.3125	3
2012
July 13, 2012	Sept. 30, 2012	0.2875	4	0.2875	3	-	-
Apr. 25, 2012	June 30, 2012	0.2875	4	0.2875	3	-	-
Jan. 25, 2012	March 31, 2012	0.2875	3	0.3844(1)	4	-	-
(1) Includes dividends of $0.0969 per share ($1 million in total) for the period from Nov. 29, 2011 to Dec. 31, 2011, which were accrued at Dec. 31, 2011.

26. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of, and changes in, AOCI are presented below:

	2013	2012
		(Restated)*

Currency translation adjustment
Opening balance, Jan. 1	(38)	(28)
Gains (losses) on translating net assets of foreign operations	16	(36)
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(1)	(14)	25
Balance, Sept. 30	(36)	(39)

Cash flow hedges
Opening balance, Jan. 1	(37)	(28)
Gains (losses) on derivatives designated as cash flow hedges, net of tax(2)	(30)	2
Balance, Sept. 30	(67)	(26)

Employee future benefits
Opening balance, Jan. 1	(61)	(38)
Net actuarial gains (losses) on defined benefit plans, net of tax(3)	28	(26)
Balance, Sept. 30	(33)	(64)

Equity investees
Opening balance, Jan. 1	-	-
Other comprehensive loss of equity investees, net of tax(4)	-	(2)
Balance, Sept. 30	-	(2)
Accumulated other comprehensive loss	(136)	(131)
* See Note 2 for prior period restatements.
(1) Net of income tax recovery of 2 for the nine months ended Sept. 30, 2013 (2012 - 3 expense).
TRANSALTA CORPORATION / Q3 2013 33

(2) Net of income tax recovery of 30 for the nine months ended Sept. 30, 2013 (2012 - 15 expense).
(3) Net of income tax expense of 10 for the nine months ended Sept. 30, 2013 (2012 - 10 recovery).
(4) Net of income tax of nil for the nine months ended Sept. 30, 2013 (2012 - 1 recovery).

27. CONTINGENCIES

TransAlta is occasionally named as a party in various claims and legal proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed, and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in the Corporation’s favour or that such claims may not have a material adverse effect on TransAlta. Inquiries from regulatory bodies may also arise in the normal course of business, to which the Corporation responds as required.

28. COMMITMENTS

During March 2013, the New Richmond wind farm commenced operations and as such, the 15 year long-term service agreement for repairs and maintenance became effective. The future payments over the term of the agreement are approximately $42 million.

29. SEGMENT DISCLOSURES

A. Reported Segment Earnings (Loss)

Each business segment assumes responsibility for its operating results to operating income.

3 months ended Sept. 30, 2013	Generation	Energy Trading	Corporate	Total
Revenues	601	22	-	623
Fuel and purchased power	260	-	-	260
Gross margin	341	22	-	363
Operations, maintenance, and administration	103	9	16	128
Depreciation and amortization	118	-	6	124
Asset impairment reversals	(18)	-	-	(18)
Inventory writedown	5	-	-	5
Restructuring provision	(1)	-	-	(1)
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	4	(4)	-	-
Operating income (loss)	123	17	(22)	118
Finance lease income	11	-	-	11
Equity income	2	-	-	2
Sundance Units 1 and 2 return to service	(15)	-	-	(15)
Foreign exchange loss				(6)
Net interest expense				(65)
Earnings before income taxes				45

TRANSALTA CORPORATION / Q3 2013 34

3 months ended Sept. 30, 2012 (Restated)*	Generation	Energy Trading	Corporate	Total
Revenues	538	(16)	-	522
Fuel and purchased power	191	-	-	191
Gross margin	347	(16)	-	331
Operations, maintenance, and administration	90	7	21	118
Depreciation and amortization	117	-	5	122
Asset impairment reversals	(41)	-	-	(41)
Inventory writedown reversal	(8)	-	-	(8)
Taxes, other than income taxes	8	-	-	8
Intersegment cost allocation	3	(3)	-	-
Operating income (loss)	178	(20)	(26)	132
Finance lease income	1	-	-	1
Gain on sale of collateral	-	15	-	15
Sundance Units 1 and 2 return to service				(7)
Foreign exchange gain				2
Net interest expense				(58)
Loss before income taxes				85
* See Note 2 for prior period restatements.

9 months ended Sept. 30, 2013	Generation	Energy Trading	Corporate	Total
Revenues	1,652	53	-	1,705
Fuel and purchased power	648	-	-	648
Gross margin	1,004	53	-	1,057
Operations, maintenance, and administration	308	23	45	376
Depreciation and amortization	365	-	17	382
Asset impairment reversals	(18)	-	-	(18)
Inventory writedown	21	-	-	21
Restructuring provision	(2)	-	(1)	(3)
Taxes, other than income taxes	22	-	-	22
Intersegment cost allocation	11	(11)	-	-
Operating income (loss)	297	41	(61)	277
Finance lease income	34	-	-	34
Equity loss	(5)	-	-	(5)
Sundance Units 1 and 2 return to service	(15)	-	-	(15)
Gain on sale of assets	-	-	10	10
Foreign exchange loss				(2)
Loss on assumption of pension obligations				(29)
Net interest expense				(190)
Earnings before income taxes				80

TRANSALTA CORPORATION / Q3 2013 35

9 months ended Sept. 30, 2012 (Restated)*	Generation	Energy Trading	Corporate	Total
Revenues	1,574	(10)	-	1,564
Fuel and purchased power	508	-	-	508
Gross margin	1,066	(10)	-	1,056
Operations, maintenance, and administration	295	21	63	379
Depreciation and amortization	375	-	15	390
Asset impairment charges	324	-	-	324
Inventory writedown	34	-	-	34
Taxes, other than income taxes	22	-	-	22
Intersegment cost allocation	10	(10)	-	-
Operating income (loss)	6	(21)	(78)	(93)
Finance lease income	5	-	-	5
Equity loss	(5)	-	-	(5)
Gain on sale of assets	3	-	-	3
Gain on sale of collateral	-	15	-	15
Other income				1
Foreign exchange loss				(7)
Sundance Units 1 and 2 return to service				(254)
Net interest expense				(182)
Loss before income taxes				(517)
* See Note 2 for prior period restatements.

Included in the Generation Segment results for the three and nine months ended Sept. 30, 2013 are $4 million
(Sept. 30, 2012 - $4 million) and $16 million (Sept. 30, 2012 - $17 million) of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects.

B. Selected Condensed Consolidated Statements of Financial Position Information

Total segment assets	Generation	Energy Trading	Corporate	Total
Sept. 30, 2013	9,095	189	251	9,535
Dec. 31, 2012 (Restated)*	8,994	262	206	9,462
* See Note 2 for prior period restatements.

C. Depreciation and Amortization on the Condensed Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Condensed Consolidated Statements of Earnings and the Condensed Consolidated Statements of Cash Flows is presented below:

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Depreciation and amortization expense on the Condensed Consolidated Statement of Earnings	124	122	382	390
Depreciation included in fuel and purchased power (Note 7)	16	7	42	27
Other	1	-	1	2
Depreciation and amortization expense on the Condensed Consolidated Statements of Cash Flows	141	129	425	419

TRANSALTA CORPORATION / Q3 2013 36

30. CHANGES IN NON-CASH OPERATING WORKING CAPITAL

	3 months ended Sept. 30		9 months ended Sept. 30
	2013	2012	2013	2012
Source (use) of cash:
Accounts receivable	(19)	(67)	139	11
Prepaid expenses	14	10	(20)	(3)
Income taxes receivable	-	5	(3)	(9)
Inventory	20	(2)	(10)	(17)
Accounts payable, accrued liabilities and provisions	62	(167)	(50)	(61)
Income taxes payable	-	2	5	(14)
Change in non-cash operating working capital	77	(219)	61	(93)

31. SUBSEQUENT EVENTS

A. Acquisition by TransAlta Renewables

On Oct. 21, 2013, TransAlta Renewables announced the acquisition, through a wholly owned subsidiary of TransAlta, of an economic interest in a 144 megawatt wind farm in Wyoming for approximately U.S.$102 million from an affiliate of NextEra Energy Resources, LLC.  The wind farm is fully operational and contracted under a long-term PPA until 2028 with an investment grade counterparty.  At closing, the economic interest in the wind farm will be acquired by TransAlta Renewables from TransAlta in consideration for a payment equal to the original purchase price of the acquisition. The Corporation will extend a U.S.$102 million loan to TransAlta Renewables to fund the acquisition. The acquisition is subject to regulatory approvals and is expected to close by the end of December 2013.

B. Western Australia Contract Extension

On Oct. 30, 2013, the Corporation announced a long-term contract extension to supply power to the BHP Billiton Nickel West operations in Western Australia from its Southern Cross Energy facilities.  The extension is effective immediately and replaces the previous contract which was set to expire at the beginning of 2014.

TRANSALTA CORPORATION / Q3 2013 37